Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Preliminary Prospectus Supplement of DreamWorks Animation SKG, Inc. to be filed on November 15, 2006, for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2006 with respect to the consolidated financial statements of DreamWorks Animation SKG, Inc., DreamWorks Animation SKG, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DreamWorks Animation SKG, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Los Angeles, California

November 14, 2006